UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	April 4, 2016

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 East Swedesford Road, Suite 400, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(610) 225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 4, 2016, Teleflex Incorporated (the “Company”) completed its previously reported exchange of $219.2 million aggregate principal amount of the Company’s 3.875% convertible senior subordinated notes due 2017 (the “Notes”) for cash and shares of the Company’s common stock pursuant to the terms of separate, privately negotiated agreements with certain holders (the “Holders”) of the Notes (the “Exchange Agreements”). Pursuant to the terms of the Exchange Agreements, the Company paid aggregate cash consideration of approximately $220.7 million (which amount includes approximately $1.5 million in accrued and unpaid interest) and issued and delivered approximately 2.17 million shares of the Company’s common stock to the Holders.

Following the exchanges, and after giving effect to the conversion notices the Company has received to date with respect to approximately $44.7 million in aggregate principal amount of the Notes, approximately $136.2 million aggregate principal amount of the Notes remain outstanding.

The issuance of the shares of the Company’s common stock to the Holders pursuant to the Exchange Agreements was made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(9) thereof.
As previously reported, in connection with entering into the Exchange Agreements, the Company entered into agreements with dealers party to certain convertible note hedge transactions related to the Notes, in order to unwind a corresponding portion of such convertible note hedge transactions. The Company also entered into agreements with such dealer counterparties to unwind certain warrant transactions. On a net basis after giving effect to the agreements to unwind the convertible note hedge transactions and the agreements to unwind the warrant transactions, the Company received approximately 0.29 million shares of its common stock from such dealer counterparties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016	TELEFLEX INCORPORATED By: /s/ Jake Elguicze Name: Jake Elguicze Title: Treasurer and Vice President, Investor Relations